Filed Pursuant to Rule 424(b)(3)

Registration No. 333-268616

PROSPECTUS SUPPLEMENT NO. 22

(to Prospectus dated May 4, 2024)

MSP RECOVERY, INC.

225,524 Shares of Class A Common Stock

This prospectus supplement no. 22 amends and supplements the prospectus dated May 4, 2024 (as supplemented or amended from time to time, the “Prospectus”), which forms a part of our Registration Statement on Form S-1 (No. 333-268616). This prospectus supplement is being filed to update and supplement the information in the Prospectus with the information contained in our Current Report on Form 8-K, filed with the Securities and Exchange Commission (the “SEC”) on February 24, 2025 (the “Current Report”). Accordingly, we have attached the Current Report to this prospectus supplement.

This prospectus relates to the offer and sale from time to time by the selling securityholders named in this prospectus (the “Selling Securityholders”), or their permitted transferees, of up to 225,524 shares of our Class A Common Stock, par value $0.0001 per share, held by the Selling Securityholders (the “Total Resale Shares”), including up to 106,667 shares of our Class A Common Stock issuable upon exercise of the Class A Common Stock Underlying Warrant (the “CPIA Warrant”) pursuant to an Amendment to the Claim Proceeds Investment Agreement (the “Amendment”) and a Warrant Agreement (the “Warrant Agreement”) with Brickell Key Investments LP (the “CPIA Holder”). As the exercise price of the CPIA Warrant is only $0.0625 per share, should the CPIA Holder exercise the CPIA Warrant, we would only receive nominal proceeds therefrom.

Our Common Stock, Public Warrants and New Warrants are listed on Nasdaq under the symbols “MSPR,” “MSPRZ,” and “MSPRW.” On February 21, 2025, the closing price of Common Stock was $2.51 per share, the closing price of our Public Warrants was $0.03 per warrant and the closing price of our New Warrants was $0.0047 per warrant.

Effective at 11:59 PM EDT on November 15, 2024, the Company amended its Second Amended and Restated Certificate of Incorporation filed with the Secretary of State of the State of Delaware to effect a 1-for-25 reverse stock split of the Company’s common stock (the “Reverse Split”). Unless otherwise noted, the share and per share information in this Prospectus Supplement No. 22 have been adjusted to give effect to the Reverse Split.

Investing in our securities involves risks. Before you invest in our securities, please carefully read the information provided in the “Risk Factors” section beginning on page 9 of the Prospectus and any in any applicable prospectus supplement, and Item IA of our Annual Report on Form 10-K for the fiscal year ending December 31, 2023, filed with the SEC on April 15, 2024.

Neither the SEC nor any state securities commission has approved or disapproved of the securities to be issued under the Prospectus or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is February 24, 2025.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 18, 2025

MSP Recovery, Inc.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-39445 (Commission File Number)	84-4117825 (I.R.S. Employer Identification No.)

3150 SW 38th Avenue Suite 1100 Miami, Florida		33146
(Address of principal executive offices)		(Zip Code)

(305) 614-2222

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common stock, $0.0001 par value per share	MSPR	Nasdaq Capital Market

Redeemable warrants, each lot of 625 warrants exercisable for one share of Class A common stock at an exercise price of $7,187.50 per share	MSPRW	Nasdaq Capital Market

Redeemable warrants, each lot of 625 warrants exercisable for one share of Class A common stock at an exercise price of $0.0625 per share	MSPRZ	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

Pursuant to the first Amendment to the Master Transaction Agreement, dated April 11, 2023 (the “First Amendment”), for each calendar month beginning with January 31, 2024 and ending when the VRM Full Return (as defined in the Master Transaction Agreement dated March 9, 2022 (as amended, the “MTA”)) is paid in full, MSP Recovery, Inc. (the “Company”) is required to either: (i) pay in cash or (ii) issue a warrant to purchase a number of shares of Class A Common Stock of the Company, or some combination thereof, to Virage Recovery Master LP (“VRM”) equal to the quotient of 1% of the calendar month-end balance of the Unpaid Base Amount (as defined in the MTA) (the “Required Monthly Issuance”).

To date, the Company has issued 10 warrants to VRM pursuant to the First Amendment, entitling Virage to purchase 9,751,339 shares of Class A Common Stock at a purchase price of $0.0025 per share for a period of two years from issuance, exercisable on a cashless basis only.

In connection with negotiations to restructure the Company’s obligations under the MTA, on February 18, 2025, the Company entered into a term sheet agreement with Virage to amend the MTA, whereby Virage and the Company agreed, subject to certain conditions, to enter into definitive documentation at a later date to: (i) exercise the VRM Warrants to purchase that number of shares that would result in Virage owning 33 1/3% of the then issued and outstanding Class A Common Stock (the “Warrant Exercise”), (ii) surrender to the Company any remaining unexercised VRM Warrants, or portions thereof, for termination, (iii) contemporaneous with the Warrant Exercise, terminate its agreement to hold no more than 9.99% of the outstanding Common Stock of the Company, (iv) subject to certain conditions, grant proxy voting rights to the MRCS Principals over an amount of shares of Class A Common Stock issuable to Virage from the Warrant Exercise such that the MRCS Principals will have voting control over 51% of the total outstanding Parent Class A Common Stock, and (v) terminate any obligation of the Company to satisfy the Required Monthly Issuance.

Capitalized but undefined terms have the same meaning as set forth in the MTA.

Item 9.01. Financial Statements and Exhibits.

(d)
Exhibits

Exhibit Number	Description
104	Cover Page Interactive File (the cover page tags are embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MSP RECOVERY, INC.
Dated: February 24, 2025

	By:	/s/ Alexandra Plasencia
	Name:	Alexandra Plasencia
	Title:	General Counsel